Exhibit 99.1

ACI Worldwide Appoints Two New Independent Directors to Board

MIAMI, FLA. – March 22, 2021 – ACI Worldwide (NASDAQ: ACIW), a leading global provider of real-time digital payment software and solutions, today announced the appointment of two new independent directors, Mary Harman and Samir Zabaneh, to the company’s Board of Directors.

Ms. Harman most recently served as Managing Director, Enterprise Payments at Bank of America Corporation, having held various leadership roles there for more than a decade. Prior to Bank of America, Ms. Harman held positions at GE Equity at General Electric Company and at Ernst & Young LLP. She also served as Chairman of the Board at Early Warning.

Mr. Zabaneh most recently served as Executive Vice President, Global Business Services at Fiserv, Inc. and prior to that, at First Data, leading up to its acquisition by Fiserv. Previously, Mr. Zabaneh served as Chief Financial Officer at Element Fleet Management Corp. He also served as Chief Financial Officer at Heartland Payment Systems, Inc. and as Chief Operating, Financial and Strategy Officer at Moneris Solutions.

“We are pleased to welcome Mary and Samir as new independent directors to the ACI Board. They each bring significant leadership experience and considerable track records of success in developing and driving substantial growth strategies in the payments market,” said David A. Poe, chairman, ACI Worldwide. “We look forward to the fresh perspectives and insights that Mary and Samir will bring to the Company.”

“We are aggressively pursuing our three-pillar strategy for continuous profitable growth and step-change value creation. These new Board appointments reinforce our commitment to this strategy,” added Odilon Almeida, president and CEO, ACI Worldwide. “The additions of Mary and Samir strengthen an already impressive Board and we look forward to their contributions.”

About ACI Worldwide
ACI Worldwide is a global software company that provides mission-critical real-time payment solutions to corporations. Customers use our proven, scalable and secure solutions to process and manage digital payments, enable omni-commerce payments, present and process bill payments, and manage fraud and risk. We combine our global footprint with local presence to drive the real-time digital transformation of payments and commerce.

Media Contact
Dan Ring
dan.ring@aciworldwide.com
781-370-3600

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ACI, ACI Worldwide, ACI Payments, Inc., ACI Pay, Speedpay and all ACI product/solution names are trademarks or registered trademarks of ACI Worldwide, Inc., or one of its subsidiaries, in the United States, other countries or both. Other parties’ trademarks referenced are the property of their respective owners.